As filed with the Securities and Exchange Commission on May 23, 2001
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                          GLOBALNET FINANCIAL.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)
                                -----------------

         Delaware                           7375                                  06-1489574
(State or Other Jurisdiction of        (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)         Classification Code Number)         Identification Number)

                                -----------------

                      7284 W. PALMETTO PARK ROAD, SUITE 210
                            BOCA RATON, FLORIDA 33433
                                 (561) 417-8053
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                -----------------

                                  RICHARD GUEST
                      7284 W. PALMETTO PARK ROAD, SUITE 210
                            BOCA RATON, FLORIDA 33433
                                 (561) 417-8053
 (Name, address, including zip code, and telephone number, including area code, of Agent for service)

                                -----------------
                                 With a copy to:

                       Milbank, Tweed, Hadley & McCloy LLP
                            One Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 530-5000

                        Attention: JOHN T. O'CONNOR, ESQ.

                                -----------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                         CALCULATION OF REGISTRATION FEE
------------------------------- --------------- --------------------- --------------------- -----------------
                                    Amount        Proposed Maximum          Proposed
    Title of Each Class of          to be          Offering Price      Maximum Aggregate       Amount of
 Securities to be Registered      Registered        Per Unit (1)       Offering Price (1)   Registration Fee
------------------------------- --------------- --------------------- --------------------- -----------------
Common Stock, par value
$.001 per share................    6,912,662           .35                 2,350,305            588
------------------------------- --------------- --------------------- --------------------- -----------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices for GlobalNet Financial.com, Inc.'s common stock as reported on Nasdaq on May 21, 2001 in accordance with Rule 457(c) under the Securities Act.

                                -----------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PROSPECTUS

              PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 23, 2001

                          GLOBALNET FINANCIAL.COM, INC.

                        6,912,662 SHARES OF COMMON STOCK

                                -----------------

         The selling stockholders identified on page 10 of this Prospectus (the "Selling Stockholders") are offering these shares of common stock of GlobalNet Financial.com, Inc. (the "Company"). For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on pages 12. The Company will not receive any portion of the proceeds from the sale of these shares.

         The Company's common stock is a National Market Security quoted on Nasdaq under the symbol "GLBN."

         On May 21, 2001, the last reported closing price of the common stock on Nasdaq was $.36 per share.

         Our principal executive offices are located at 7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433 and our telephone number is (561) 417-8053.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

RISK FACTORS..................................................................1
THE COMPANY...................................................................8
USE OF PROCEEDS..............................................................10
SELLING STOCKHOLDERS.........................................................10
PLAN OF DISTRIBUTION.........................................................12
LEGAL MATTERS................................................................13
EXPERTS......................................................................13
WHERE YOU CAN FIND MORE INFORMATION..........................................14

                               -------------------

         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common stock.

         No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this Prospectus in that jurisdiction. Persons who come into possession of this Prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this Prospectus applicable to that jurisdiction.

                                  RISK FACTORS

         You should consider carefully the following risk factors and all other information contained or incorporated by reference in this Prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

We may be delisted from Nasdaq.

          We have received a letter dated April 17, 2001 from Nasdaq stating that our common stock may be delisted from Nasdaq for failure to maintain a minimum bid price of $1.00 per share during the 30 consecutive trading days prior to April 17, 2001. The notice further states that if we fail to achieve a closing bid price of $1.00 per share for a minimum of 10 consecutive trading days during the 90 calendar day period ending July 16, 2001, our common stock would be subject to delisting. Delisting would adversely affect the price of our common stock and the ability of holders to sell their shares. In addition, in order to be relisted on Nasdaq, the Company would be required to comply with the initial listing requirements, which are substantially more onerous than the listing maintenance standards.

          If our common stock was delisted from Nasdaq and the share price for our common stock were to remain below $5.00 per share, unless the Company satisfies certain asset or revenue tests (at least $5,000,000 in net tangible assets if in business less than three years, at least $2,000,000 in net tangible assets if in business at least three years, or average revenues of at least $6,000,000 for the last three years), the common stock would become subject to the so-called "penny stock" rules promulgated by the Securities and Exchange Commission. Under the penny stock rules, a broker or dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with his or her spouse)) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker or dealer or the transaction is otherwise exempt. In addition, the penny stock rules require the broker or dealer to deliver, prior to any transaction, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker or dealer or the transaction is otherwise exempt. A broker or dealer also is required to disclose commissions payable thereto and to the registered representative and current quotations for the securities. In addition, a broker or dealer is required to send monthly statements disclosing recent price information with respect to the limited market in penny stocks. These additional sales practice and disclosure requirements could adversely affect the level of trading activity in the secondary market and could impede the sale of our common stock in that market, with a concomitant adverse effect on the price of our common stock in the secondary market.

We have incurred substantial losses and anticipate significant losses for the foreseeable future.

         We have incurred net losses and negative cash flow from operations since inception, and as of December 31, 2000 had an accumulated deficit of $99.1 million. We intend to continue to invest heavily in the areas of tactical acquisitions, sales and marketing, and administration. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and we may not achieve or sustain profitability.

         For the foreseeable future, we expect to incur significant expenses for:

-    tactical acquisitions;
-    retaining and recruiting experienced management;
-    developing additional infrastructure; and
- operating costs related to the Company's rapidly expanding financial Internet content and transaction execution businesses.

         We cannot be certain that we can achieve sufficient revenues in relation to our expenses to ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

We have a limited operating history in the area of online financial services.

         We have been engaged in the current Internet business since October 1998. Many of our international investments are in a preliminary stage of development. We have a limited operating history in the Internet business upon which our performance and prospects can be evaluated. We face the risks frequently encountered by expanding companies. These risks include the potential inability to compete with more established firms and to retain and maintain key personnel, as well as uncertainty as to which areas to target for growth and expansion and as to the source of funding for operations and expansion.

We have a limited operating history in the area of online trading.

         We anticipate deriving a significant portion of our revenues from online transaction executions. We have only recently introduced online trading in foreign exchanges and domestic securities and we plan to offer online trading in non-United States securities. In addition, we plan to offer other investment and financial products online. Lack of international online trading and transaction execution operating history and the risks inherent in any new business area make it impossible to accurately predict the extent of revenues that may be generated from these activities, or whether such activities will ultimately be profitable.

Advertising revenues and sponsorships are uncertain.

         We anticipate deriving revenues from the sale of domestic and international Internet-based advertising. None of our senior management team has any significant experience in selling advertising on the Internet or any other medium. If we are unable to attract and retain paying advertising customers or if we are forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, our anticipated level of advertising revenue will be adversely affected.

         Use of the Internet by overseas consumers is at an early stage of development and international market acceptance of the Internet as a medium for information, commerce and advertising is still subject to a degree of uncertainty. In order for us to generate advertising revenues, European advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to our Internet sites. Our management believes that most international and specifically, European advertisers and advertising agencies, have limited experience with the Internet as an advertising medium and international and specifically, European advertisers have not devoted a significant portion of their advertising budgets to Internet-related advertising to date. Our management cannot assure investors that international and specifically, European advertisers or advertising agencies, will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, that they will find Internet-based advertising to be more effective than advertising in traditional media, or that they will decide to advertise on our Internet sites.

We are dependent on third parties for user access.

         Management believes that the ability to advertise our Internet sites and online transaction capabilities on other Internet sites and the willingness of the owners and operators of such sites to direct users to our Internet sites through hypertext links are critical to the success of our Internet operations. Other Internet sites, particularly search/index guides and other companies with the strategic ability to direct user traffic, significantly affect traffic to our domestic and international Internet sites. While we believe that these other sites will direct traffic to our Internet sites, no assurance can be given that we can establish or maintain such arrangements in the future.

         In particular, we are dependent on our ongoing relationships with Freeserve plc, World Online International and Scandinavia Online, three prominent international providers of Internet access to consumers. The termination of any of these relationships could have a material adverse effect on our business and prospects.

We are dependent on third parties for content development.

         Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with, and using content and products provided by, third-party vendors. These third party vendors include, among others, Stockpoint, Inc. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory relationships with such third parties on terms acceptable to them, or if any competitors are better able to leverage such relationships, our business will be harmed.

Acquisitions and joint ventures may disrupt or otherwise have a negative impact on our business.

         We intend to enter into new business opportunities and ventures as part of our business plan. Typically, such opportunities require extended negotiations, the investment of a substantial amount of capital, and substantial burdens on our management personnel and our financial and operational systems. We cannot assure investors that such acquisitions or ventures will ever achieve profitability.

We are subject to technological changes.

         The market for Internet-based products and services is characterized by rapid technological developments and frequent Internet product introductions. The emerging character of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our Internet-based products and services. We cannot assure investors that we will be successful in responding quickly, cost effectively and sufficiently to these developments.

         In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures and to modify or adapt our Internet sites and services. New or modified Internet-based products, services or enhancements offered by us may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could harm our business.

We may experience system interruptions.

         The satisfactory performance, reliability, and availability of our Internet sites and our computer network infrastructure are critical to attracting Internet users. System interruptions which result in the unavailability of our Internet sites or slower response times for users reduce the attractiveness of our Internet sites to users and could harm our business.

Our intellectual property rights may be challenged.

         We are developing proprietary Internet software and have filed applications for certain trademarks, trade names, service marks, domain names and other proprietary rights which we either currently have or may have in the future and which we believe to be important to our Internet business. Even though we have registered some domain names, given the uncertain application of existing copyright and trademark laws to the Internet, we cannot assure investors that existing laws will provide adequate protection for our technologies, sites or registered domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do, given, among other things, the global nature of the Internet. In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

We are subject to continuing currency exchange risks.

         A significant proportion of our revenues are, and will be, received in non-United States currencies. We anticipate that in the future an increasing proportion of our revenues will be received in Euro dollars. This may give rise to an exchange risk against United States dollars.

         The introduction of the Euro dollar may have a wide range of macro-economic effects, resulting, among other things, in interest rates, levels of economic activity, and asset values being different from what they would otherwise have been. We are unable to predict these macro-economic effects or their impact on the demand for our services or on our revenues or costs.

There are substantial risks in foreign markets.

         We have entered into agreements with joint venture partners to conduct our Internet business outside of the United States. Our inability to find additional joint venture partners could slow down our anticipated overseas growth. If we cannot find a suitable joint venture partner in a given foreign market, we may not enter that market. Conducting business outside the United States will require us to become familiar with and to comply with foreign laws, rules, regulations and customs. We cannot be certain that our failure to comply with foreign laws, rules and regulations of which we are not aware will not harm our business.

     Further risks are inherent in international operations, including the following:

-    differing levels of Internet use in other countries;
- customers agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;
- foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade or investment;
- intellectual property rights may be more difficult to enforce in foreign countries;

- general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;
-    unexpected changes in foreign laws or regulatory requirements may occur;
     and
- compliance with a variety of foreign laws and regulations and the overlap of different tax structures may be costly and time consuming.

We are subject to evolving internet regulations.

         New laws, guidelines and regulations may be adopted covering areas such as access, content, taxation, encryption, communications and pricing and quality of Internet products, services and online trading. As a provider of Internet products and services, we may be subject to the provisions of existing and future laws, guidelines and regulations that could be applied to our operations. Such laws, guidelines and regulations could limit the growth of the Internet and harm our business.

Expansion of our business model may have a material adverse effect.

         We are, through our August 2000 acquisition of Dalton Kent Securities Group, Inc., in the process of expanding our business model from being primarily an international financial portal providing financial news, investment tools and transaction services, to being part of, and controlling, a company that is a full service broker dealer offering stocks, bonds, options and mutual funds to domestic and international investors. We have limited experience in the full service broker dealer industry and we will be relying extensively upon the experience of the management of Dalton Kent Securities Group, Inc. We have not previously worked with Dalton Kent Securities Group, Inc. management, and therefore, the integration of our management teams may create administrative and policy problems, which, if not satisfactorily addressed, could have a material adverse effect on our operations.

         The decision to expand our business model also means that we must develop and depend upon a different operational infrastructure than the one which supported our current business model, and substantially modify our approaches to service development and sales and marketing. Our infrastructure must be changed to support three separate kinds of businesses (development of online trading of securities, traditional brokerage services and providing financial information) that need to be seamlessly integrated. This will require substantial changes in information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, and use of personnel resources. There are substantial risks that we will fail, to some degree, to sufficiently recast our infrastructure and integrate the three key components of the new business model and/or to re-focus service development and sales and marketing on the expanded business model. Such failures, if and to the extent they occur, are likely to have material adverse effects upon our business, financial condition, results of operations and prospects.

The transition to our expanded business model may adversely effect our operating results.

         Our transition to the expanded business model has placed, and will continue to place, a significant strain on our management and operations. Our future operating results will depend, in part, on our ability to continue to broaden our senior and middle management groups and administrative infrastructure, and our ability to attract, hire and retain skilled employees, particularly in product development, marketing and sales, web site design and information technology.

         Because the expanded business model is novel for the Company, our attempts to anticipate revenues and costs, to prepare budgets which organize the implementation of our transition to the expanded business model, and to make decisions regarding obtaining third-party financing that may be required, will generally be based upon theoretical assumptions. Future events and results may differ drastically from those planned or anticipated, which, if negative, would result in a material adverse effect on our business, financial condition, results of operations and prospects.

         The substantial risks discussed above are magnified by the rapid pace at which we are attempting to complete the transition to the expanded business model. This rapid pace increases the likelihood of the mistakes and failures and increases the risks of the likelihood of resulting material adverse effects that could damage our business, financial condition, results of operations and prospects.

We may not integrate our services effectively in order to compete in the marketplace.

         The markets for (i) online brokerage services, (ii) internet financial news content and transaction services, client software and Internet-based trading tools and (iii) traditional brokerage services are intensely competitive and rapidly evolving, and we believe that substantial consolidation of those three products and services will occur in the industry. The expanded business model embraces this evolution and consolidation. However, we believe that due to the current and anticipated rapid growth of the market for our consolidated services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control. These include: the timing and market acceptance of new services and enhancements developed by us and our competitors; our ability to integrate the respective businesses in an orderly, efficient and otherwise successful manner; the operation and support of efficient, materially error-free Internet-based systems; product and service functionality; data availability; ease of use; pricing; reliability; customer service and support; and sales and marketing efforts.

We face risks associated with fluctuations in the securities and financial markets.

         Our current and planned products and services are, and will be marketed to, customers who invest or trade in the securities and financial markets. To the extent that interest in investing or trading decreases due to volatility in the securities or financial markets, tax law changes, recession, depression, or otherwise, our business, financial condition, results of operations and prospects could be materially adversely affected. It is also possible, if not likely, that increased losses by customers that occur as a result of any such recession, depression or other negative event will increase the quantity and size of legal claims made against us.

We are subject to ongoing securities regulation in the United States and overseas.

         The securities industry in the United States and other countries is subject to extensive regulation under both federal and state laws. In the United States, the Securities and Exchange Commission, state securities commissions, the National Association of Securities Dealers, Inc. and other self-regulatory organizations such as the various stock exchanges, require strict compliance with their rules and regulations. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping, the conduct of directors, officers and employees and the maintenance of certain levels of capital. We will also be subject to regulation by foreign governments of any foreign broker-dealers associated with us and will be subject to the foreign rules and regulations pertaining to the trading of foreign equity in overseas markets. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders, suspension or expulsion, any of which could harm our business.

We are dependent on key personnel.

         Our business depends upon the services of our executives and certain key personnel, including: W. Thomas Hodgson, President and Chief Executive Officer; Ron R. Goldie, Chief Operating Officer and General Counsel; and Richard Guest, Chief Financial Officer. We cannot be certain that such officers and directors will remain our employees in any particular capacity. We cannot be certain that we will be able to successfully attract and retain key personnel. The loss of the services of any one or more of such key personnel or the inability to attract such key personnel could harm our business. Currently we do not maintain key man life insurance on any of our executives or key personnel.

There are risks associated with the securities industry.

         The securities business is volatile and is directly affected by the following factors, among others, many of which are beyond our control:

-    national and international political and economical conditions
-    broad trends in business and finance
-    fluctuations in volume and price levels of securities transactions
-    client default on commitments (such as margin obligations)
-    litigation
-    employee's misconduct, errors and omissions
-    regulation at federal and state levels
-    the emergence of numerous discount brokers
-    increased use of technology
- a steady decrease in the commissions charged to clients of discount brokerage services

         Losses associated with these risks could harm our business and have a material adverse effect on our business and results of operations.

Risks relating to forward looking statements.

         Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements), expressed or implied by these forward-looking statements, to be substantially different from those predicted. The factors that could affect our actual results include the following:

- general economic and business conditions, both nationally and internationally
-    competition in the Internet industry, both nationally and internationally
-    changes in business strategy or development plans
- technological, evolving industry standards, or other problems that could delay the sale of our services or products
- our inability to protect our trade secrets, operate without infringing upon the proprietary rights of others, or prevent others from infringing on our proprietary rights

- our inability to obtain sufficient financing to continue to expand operations
- problems associated with the acquisition of other businesses, including the integration of management

         Certain of these factors are discussed in more detail elsewhere in this Prospectus, including under the caption "Risks of Investing in Our Common Stock." You should consider carefully the risks described in this Prospectus or detailed from time to time in our filings with the Securities and Exchange Commission.

         We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this Prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                                   THE COMPANY

         We are a vertically integrated international financial portal providing online financial news investment tools and transaction services. We are structured in to three distinct business segments:

- Brokerage segment consisting of traditional and online securities businesses including the offer and sale of equity securities, options and mutual funds in addition to public offerings and providing financial advisory services,

- Internet segment which operates Internet websites providing comprehensive internet-based financial investment tools, transaction services and financial news, and

- Corporate segment, which also includes financial services business, providing business to consumer ("B2C") solutions including online insurance and mortgage products

         Our e-finance platforms are divided into three core segments. Media platforms provide real-time share prices, financial news and analysis and personal finance services. Transaction platforms provide brokerage services for United States and United Kingdom stocks, spot foreign exchange trading and platform distribution of equity IPOs and equity related services. Financial services platforms provide spot foreign exchange trading, insurance quotations and mutual funds.

         We are continuing to seek partners for our Internet business (principally media websites) and have evolved this business to focus upon data, investment tools and news feeds across our sites that do not require local office locations. In non-core markets, offices are in the process of being closed or divested starting in second quarter 2001. To date, we have downsized UK-invest (our premier site), North America and Canada, and we have served notice to our employees in Germany, Denmark, France and Spain.

         We are now much more focused upon the Brokerage "transactions" division, which offers greater potential to realize value for our shareholders. We also believe consolidation of our transaction business will yield synergies and increase staying power of these entities.

         The Company also believes that it is in the interest of shareholders to spin off the software technologies group, while retaining a minority interest, which will allow this business to grow more quickly as an independent business providing services to unexplored sectors. This will further reduce operating expenses within the group. Discussions are currently being held with Technology group management.

         We continue to seek to participate in the growth in the Internet and technology industries, and to this end, we have made several investments in Internet and technology companies as well as Internet and technology funds. In most cases these investments are in conjunction with joint ventures and business relationships.

         Our business model consists of generating revenues from our online trading platforms as well as from E-commerce and participating in the earnings of other transaction execution platforms in which we maintain ownership interests. The market for online advertising revenue has experienced a significant downturn since the first half of 2000 and as such our management has recognized the need to focus on non-advertising revenue streams.

         In addition, our management is seeking to create stockholder and balance sheet value from the creation of joint ventures with and/or investments in companies that have the ability to become public or be sold over the short term. Accordingly, we seek to "monetize" our relationships or investments.

         Our principal executive offices are located at 7284 W. Palmetto Park Road, Suite 210, Boca Raton, Florida 33433 and our telephone number is (561) 417-8053.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders pursuant to this Prospectus.


                              SELLING STOCKHOLDERS

         The following table sets forth the beneficial ownership of the shares of our common stock owned as of May 1, 2001 by each of the Selling Stockholders. Except as disclosed below, none of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities. The following table assumes that the Selling Stockholders sell all of the shares of common stock being offered by them. We do not presently know the exact number of shares that will actually be sold.

                                                  Shares Beneficially Owned      Number of Shares       Shares Beneficially
                                                         Before Offering          Being Offered         Owned After Offering
                                                  -------------------------       -------------         ---------------------
Name                                              Number           Percent*                             Number        Percent*
----                                              ------           -------                              ------        -------
Camden Commercial Services Limited                      33,000       ***             33,000(1)             0            0
Kingston Comercio Internacional LDA                    436,834       2.0%           250,000(2)          186,834        ***
Glasshouse Associates                                1,527,690       7.1%         1,527,690(3)             0            0
Michael Whitaker                                     1,372,153(4)    6.3%         1,222,153(3)          150,000        ***
Luke Johnson                                           305,538       1.4%           305,538(3)             0            0
The Del Mar Consulting Group                           718,050(5)    3.3%           300,000(6)          568,050        2.6%
Twice Corporate                                        200,000       ***            200,000**(7)           0            0
Strategic Analysis (1994) Corporation                  500,000       2.3%           500,000(8)             0            0
Al Softw@re S.p.A.                                     326,000       1.5%           326,000(9)             0            0
National Bank Financial Inc.                         1,060,921(10)   4.8%           100,000(11)         960,921        4.3%
Cliff Lockyer                                          403,058       1.9%           268,690(12)         134,368        ***
Selwyn Herring                                         201,570       ***            134,380(12)          67,190        ***
Brian White                                             60,468       ***             40,312(12)          20,156        ***
Martin Banbury                                          60,468       ***             40,312(12)          20,156        ***
Investor Unlimited S.p.A.                              525,000       2.4%           525,000(13)            0            0
Katrina Tarizzo                                        101,921(14)   ***              8,587(15)          93,334        ***
Jon DeMichiel(16)                                       20,848       ***             10,092              10,756        ***
Alan Elkes(17)                                         320,914       1.5%           151,376             169,538        ***
Glenn Beyer(17)                                        290,914       1.4%           151,376             139,538        ***
David Avidon(17)                                       297,324       1.4%           151,376             145,948        ***

---------------------
* The percentages are calculated on the basis of the number of outstanding shares of common stock as of May 1, 2001, which is 21,574,958 plus the shares of common stock underlying each holder's options, warrants or convertible securities which are exercisable or convertible within 60 days.
** The shares of Common Stock represent the shares issuable upon the exercise of warrants.
*** Less than 1%.
(1)      Represents shares issued upon termination of prior business agreements.
(2) Represents 100,000 shares issued upon termination of prior business arrangements and 150,000 shares issued upon assignment of 10% beneficial interest in Canada Holdings.
(3) Represents shares issued to increase ownership of EO plc to 29.9%. Michael Whitaker has been a director of the Company since November 1999.
(4)      Includes 150,000 shares issuable upon exercise of options.
(5)      Includes 500,000 shares issuable upon exercise of warrants.
(6)      Includes 150,000 shares issuable upon exercise of warrants.
(7)      Represents warrants issued pursuant to a 12 month Advisory Agreement.
(8) Represents 300,000 shares issued and 200,000 shares issuable in the acquisition of a 39.1% interest in Strategic Analysis Corp.
(9) Represents shares issued in exchange for 225,000 shares of Italia-iNvest (20% of total outstanding capital).
(10)     Includes 608,333 shares issuable upon exercise of warrants.
(11) Represents 100,000 shares issued in the acquisition of a 50% interest in Canada Holdings from National Bank Financial Inc.
(12)     Represents shares issued to the owners of Synaptics (29.8% aggregate).
(13)     Represents shares issued in the purchase of 20.0% of Italia-iNvest.
(14)     Includes 93,334 shares issuable upon exercise of options.
(15) Represents shares issued upon termination of a consulting agreement. K. Tarizzo provided consulting services to the Company from June 1999 to November 2000.
(16) Jon DeMichiel was an employee of Dalton Kent Securities Group, Inc., the Company's wholly owned subsidiary, until March 23, 2001.
(17) Currently an employee of Dalton Kent Securities Group, Inc., the Company's wholly owned subsidiary.

Justyn Feldman(17)                                     275,458       1.3%           151,376             124,082        ***
David Mugrabi(17)                                      285,458       1.3%           151,376             134,082        ***
David Reimer(17)                                       288,802       1.3%           151,376             137,426        ***
Steven A. Chananya(17)                                 202,728       ***             90,826             111,902        ***
Ned Dubofsky                                           111,976       ***             50,460              61,516        ***
Daniel Schapiro(17)                                     39,394       ***             20,183              19,211        ***
Scott Lustig                                            45,419       ***             20,183              25,236        ***
Gavin Whichello(18)                                     24,550(19)   ***              9,000(20)          15,550        ***
Christopher Thomas Edge                                 17,330       ***              8,665(20)           8,665        ***
Sarah Gostick                                            3,658       ***              1,829(20)           1,829        ***
Ron Posner                                               5,482       ***              2,741(20)           2,741        ***
Michael Baird(18)                                        3,578(21)   ***              1,753(20)           1,825        ***
Paul Feaviour(18)                                        3,578(21)   ***              1,753(20)           1,825        ***
John Briggs(18)                                          4,855(22)   ***              1,753(20)           3,102        ***
Keith Douglas(18)                                        3,760(23)   ***              1,753(20)           2,007        ***
Christopher Evans(18)                                    3,395(24)   ***              1,753(20)           1,642        ***

                              PLAN OF DISTRIBUTION

         Shares of common stock covered hereby may be offered and sold from time to time by the Selling Shareholder. The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholder may sell the shares being offered hereby: (i) on Nasdaq, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of those methods of sale. The Selling Shareholder and any underwriter, dealer or agent who participates in the distribution of the shares covered hereby may be deemed to be underwriters under the Securities Act of 1933, and any discount, commission or concession received by any of those persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933.

         Any broker-dealer participating in a transaction like that described above as agent may receive commissions from the Selling Shareholder (and, if acting as agent for the purchaser of the shares, from the purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell those shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of those methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with any of those resales may pay to or receive from the purchasers of those shares commissions computed as described above.

---------------------
(18)     Currently an employee of the Company.
(19)     Includes 6,550 shares issuable upon the exercise of options.
(20)     Represents shares issued in the acquisition of Cyberwolf Limited.
(21)     Includes 1,825 shares issuable upon the exercise of options.
(22)     Includes 3,102 shares issuable upon the exercise of options.
(23)     Includes 2,007 shares issuable upon the exercise of options.
(24)     Includes 1,642 shares issuable upon the exercise of options.

         In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate in the resales. The Selling Shareholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The Selling Shareholder also may sell shares short and deliver the shares to close out such short positions. The Selling Shareholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this Prospectus. The Selling Shareholder also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

         The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if any of those broker-dealers purchase shares as principal.

         In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have agreed to pay all expenses, including legal and accounting fees and expenses, in connection with the registration of the shares of the Selling Shareholder pursuant to this Prospectus.


                                  LEGAL MATTERS

         The validity of the common stock offered by this Prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                     EXPERTS

         The financial statements included in our annual report on Form 10-KSB for the years ended December 31, 2000 and 1999, incorporated by reference in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, and are incorporated by reference herein in reliance on their reports given upon the authority of that firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at www.sec.gov.

         Our common stock is quoted on Nasdaq. Reports, proxy statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.globalnetfinancial.com that contains additional information, including news releases, about our business and operations. Information contained in these websites do not constitute, and shall not be deemed to constitute, part of this Prospectus.

         You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

         GlobalNet Financial.com, Inc.
         7284 W. Palmetto Park Road, Suite 210
         Boca Raton, Florida 33433
         (561) 417-8053
         Attention: Corporate Secretary

         The Commission allows us to "incorporate by reference" in this Prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this Prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (1) Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

         (2)      Our Current Reports on Form 8-K filed on January 23, 2001;

         (3) Our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001, filed on May 15, 2001; and

         (4) The description of our common stock set forth on our registration statement filed with the Commission on Form 8-A, filed May 12, 1999, including any amendments or reports filed for the purpose of updating such description.

         The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus. Any information that we file later with the Commission will automatically update and supercede this information.

         This Prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This Prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to the Company. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this Prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this Prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of issuance and distribution

         The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by GlobalNet Financial.com, Inc. (the "Registrant") in connection with the sale of the common stock being offered by the Selling Stockholders.


                                AMOUNT TO BE PAID

                                    ---------

SEC registration fee...................................$   600
Legal fees and expenses.................................10,000
Accounting fees and expenses............................10,000
Printing expenses........................................5,000
Miscellaneous............................................1,500


          Total........................................$27,100
                                                        ======


Item 15. Indemnification of directors and officers

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provisions for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

         The Registrant's certificate of incorporation provides for indemnification rights of officers, directors, and others and limits the personal liability directors for monetary damages to the fullest extent permitted by the DGCL.

         The Registrant also maintains a directors' and officers' liability policy providing insurance on behalf of any person who is or was our director or officer against any liability incurred by such person in any such capacity or arising out of such person's status as such. This two-year policy has a $25.0 million coverage limit per occurrence and a $25.0 million limit in the aggregate. The policy contains various reporting requirements and is subject to certain exclusions and limitations. .

Item 16.  Exhibits


EXHIBIT
NUMBER                  EXHIBIT DESCRIPTION
-------                 -------------------

 5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.
23.1   Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
23.2 Consent of Richard A. Eisner & Company, LLP, independent certified public accountants.
24 Power of Attorney (included on the signature page of this registration statement).

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on May 23, 2001.

                                    GLOBALNET FINANCIAL.COM, INC.

                                    By: /s/ W. Thomas Hodgson
                                       -----------------------------------------
                                    Name: W. Thomas Hodgson
                                    Title: President and Chief Executive Officer



                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Richard Guest and W. Thomas Hodgson, or any of them, each acting alone, such person's true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person's name and capacity indicated below, in connection with this Registrant's registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorneys-in-fact to any and all amendments.


SIGNATURE                             TITLE                         DATE

/s/ W. Thomas Hodgson                                               May 23, 2001
---------------------
W. Thomas Hodgson                President and Chief
                                 Executive Officer
                                 (Principal Executive Officer)


/s/ Stanley Hollander                                               May 23, 2001
---------------------
Stanley Hollander                Chairman of the
                                 Board of Directors


/s/ Alan L. Jacobs                                                  May 23, 2001
---------------------
Alan L. Jacobs                   Director


/s/ Richard Guest                                                   May 23, 2001
---------------------
Richard Guest                    Chief Financial Officer
                                 (Principal Financial Officer)

/s/ Ron Goldie                                                      May 23, 2001
---------------------
Ron Goldie                       Secretary and General Counsel


/s/ Kym Anthony                                                     May 23, 2001
---------------------
Kym Anthony                      Director


/s/ Michael Whitaker                                                May 23, 2001
---------------------
Michael Whitaker                 Director

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                  EXHIBIT DESCRIPTION
-------                 -------------------

 5.1 Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.
23.1   Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
23.2 Consent of Richard A. Eisner & Company, LLP, independent certified public accountants.
24 Power of Attorney (included on the signature page of this registration statement).